EXHIBIT 99.1
------------

FOR IMMEDIATE RELEASE:

CONTACT:
INVESTOR RELATIONS
U.S. INDUSTRIAL SERVICES, INC.
(847) 509-8500



             U.S. INDUSTRIAL SERVICES, INC. ANNOUNCES NEW MANAGEMENT

Northbrook, Illinois, August 8, 2000 - U.S. Industrial Services, Inc. (the "Company") OTC BB:USIS, announced that a Chicago-based investment firm acquired a controlling interest in the Company. In connection with this ownership change, the Company announced the appointment of Frank J. Fradella as its president and chief executive officer and a new board of directors.

The Company's directors are now Messrs. Allen S. Gerrard, James A. Chatz and Mr. Fradella. Mr. Gerrard, the Company's new chairman, stated that "I am pleased to have been appointed to the Chairmanship of USIS and I and the other members of the Board are committed to working toward the Company's goal of building a full-service maintenance company." Mr. Gerrard added that "the Board was pleased to announce the renewed association of Mr. Fradella with USIS. Our Board of Directors is confident that Mr. Fradella's leadership, based on his industry knowledge and his respect in the investment community, will prove invaluable in facilitating our mission statement."

Mr. Fradella, who served as the Company's chairman and chief executive officer in 1997, commented that "Our goal, as we return to our original corporate strategy of acquiring and profitably operating industrial service businesses, is to significantly enhance shareholder value. The industrial services arena currently offers numerous attractive acquisition candidates. We will also be moving in a prudent and expeditious manner to bring our corporate reporting requirements back into compliance."

Mr. Gerrard has served as a director of the Company and was named Chairman of the Board on July 27, 2000. Since 1996, Mr. Gerrard has served as a director of Deere Park Capital, LLC ("Deere Park"), an investment and merchant banking firm, and since April 1998 he has also served as vice chairman of such company. Deere Park and its affiliates are now, collectively, the Company's largest stockholder. Mr. Gerrard has served as director of BPI Packaging Technologies, Inc., a publicly traded manufacturing company, since January 1999. Since February 1999, Mr. Gerrard has served as a director of Fortune Financial Systems, Inc. From November 1998 to March 1999, Mr. Gerrard served as director of McConnell Dowell Corporation, Limited, a publicly traded company involved in construction. Since 1997, Mr. Gerrard has served as a director of Dominion Bridge Company, a publicly traded construction and shipbuilding company, and since April 1998, he has also served as chairman of such company. Mr. Gerrard was a principal in the law firm of Allen S. Gerrard & Associates from 1978 to 1999.

Mr. Gerrard received his Bachelor of Arts degree in Political Science from the University of Illinois in Champaign-Urbana and his Juris Doctor degree from the University of Michigan Law School.

Mr. Chatz was appointed a director of the Company on July 27, 2000. Mr. Chatz is a senior partner with the Chicago-area law firm of Kamensky & Rubinstein, specializing in the fields of commercial insolvency and creditors rights. Mr. Chatz is a former director of Divi Hotels, Inc., Miami, Florida. Mr. Chatz received his Bachelor of Science degree and his Juris Doctor degree, in 1958, from Northwestern University.

Mr. Fradella was named the Company's president, chief executive officer and a director on July 27, 2000, the same positions he served the Company during 1997 and 1998. Prior to rejoining the Company, Mr. Fradella served as the interim president of Dominion Bridge Company, a publicly traded shipbuilding company, during 1998 and 1999. From 1997 to 1998, Mr. Fradella was the chief operating officer of American Eco Corporation, an industrial construction and environmental maintenance services company previously affiliated with the Company. He served as president and chief executive officer of NSC Corporation, formerly the Brand Companies, a provider of environmental remediation services, from 1994 through 1996.

In conjunction with the change in the controlling ownership of the Company and the appointment of Messrs. Gerrard, Chatz and Fradella to their positions, Michael E. McGinnis, Michael Appling, Jr. and Andreas O. Tobler are no longer officers or directors of the Company.

The Company is a multi-state service company specializing in industrial cleaning and remediation services, including soil and groundwater remediation, hazardous materials management and clean-up, asbestos abatement and lead hazard removal services.



Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, competitive, governmental, technological and other risks and factors identified from time to time in the Company's reports filed with the SEC.


                                       2